Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TYME TECHNOLOGIES, INC.

a Delaware Corporation

Tyme Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

A.         The name of the corporation is Tyme Technologies, Inc. (the “Corporation”).  The Corporation’s original Certificate of Incorporation was filed with Delaware Secretary of State on August 22, 2014.

B.         The board of directors of the Corporation (the “Board of Directors”) duly adopted a resolution, pursuant to Sections 141(f), 242 and 245 of the DGCL, setting forth and adopting this Amended and Restated Certificate of Incorporation of the Corporation.

C.         The stockholders of the Corporation duly approved this Amended and Restated Certificate of Incorporation by written consent in accordance with Sections 228, 242 and 245 of the DGCL.

D.         This Amended and Restated Certificate of Incorporation amends Articles 2, 4 and 5 of the original Certificate of Incorporation, adds new Articles 6, 7 and 8, renumbers and amends Article 6 of the original Certificate of Incorporation as Article 9, and restates the Certificate of Incorporation of the Corporation, as amended to date, to read in its entirety as follows:

1.	NAME. The name of the Corporation is Tyme Technologies, Inc.

2.

ADDRESS. The address of its registered office in the State of Delaware is 1811 Silverside Road, in the City of Wilmington, County of New Castle 19810. The registered Agent at such address is Vcorp Services, LLC.

3.	PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

4.	CAPITAL STOCK.

4.1.

 Authorized Shares. The total number of shares of capital stock which the Corporation shall have authority to issue is three hundred million (300,000,000) shares of common stock, $0.0001 par value per share (the “Common Stock”), and ten million (10,000,000) shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”).

4.2

Common Stock.  Each holder of common stock, as such, shall be entitled to one vote for each share of common stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of common stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.

4.3

Preferred Stock.  Shares of Preferred Stock may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the Board of Directors of the Corporation or, to the extent permitted by the DGCL, any committee thereof established by resolution of the Board of Directors pursuant to the By-Laws prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware.

4.4.	No Preemptive Rights. No shares of the capital stock of the Corporation shall be entitled to preemptive rights.

5.	BY-LAWS. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

6.	ELECTION OF DIRECTORS.

6.1.

 Number, Election and Term. Except as otherwise fixed pursuant to the provisions of Article 4 hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time by or pursuant to the By-Laws. Each director shall hold office until the next annual meeting of stockholders and until his successor shall be elected and shall qualify, subject, however, to prior death, disability, resignation, retirement, disqualification or removal from office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

6.2.

 Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board of Directors resulting from death, disability, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, by a sole remaining director or, if there are no directors then in office, by the stockholders.

6.3

No Cumulative Voting. Except as otherwise fixed pursuant to the provisions of Article 4 hereof relating to the rights of the holders of any class or series of Preferred Stock, no holder of stock or of any class or classes or of a series or series thereof shall be entitled to cumulative voting.

7.	INDEMNIFICATION.

7.1.

Right to Indemnification. The Corporation shall indemnify to the fullest extent permitted, from time to time, by applicable law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or, while a director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement in connection with such action, suit or proceeding.

7.2.

Expenses. The Corporation shall advance to a director, officer, employee or agent of the Corporation expenses incurred in connection with defending any action, suit or proceeding referred to above or in the By-Laws at any time before the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article 7 or as provided in the By-Laws. The Corporation shall have the power to enter into agreements providing for such advancement of expenses.

7.3.

Non-exclusivity. The indemnification and other rights provided for in this Article 7 shall not be exclusive of any provision with respect to indemnification or the payment of expenses in the By-Laws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation or any other person.

7.4.

Future Changes. Neither the amendment nor repeal of this Article 7, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article 7, shall eliminate or reduce the effect of such provisions in respect of any act or omission or any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision regardless of when any cause of action, suit or claim relating to any such matter accrued or matured or was commenced, and such provision shall continue to have effect in respect of such act, omission or matter as if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

8.

COMPROMISE OR SETTLEMENT PROPOSALS. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

9.	DIRECTORS’ LIABILITY.

9.1.

Limitation of Liability of Directors. A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this sentence shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derives an improper personal benefit. If the DGCL is amended after the date this Amended and Restated Certificate of Incorporation becomes effective to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

9.2.

Future Changes. Neither the amendment nor repeal of this Article 9, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article 9 shall eliminate or reduce the effect of such provisions, in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision or in respect of any act or omission or any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision, regardless of when any cause of action, suit or claim relating to any such matter accrued or matured or was commenced, and such provision shall continue to have effect in respect of such act, omission or matter as if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

IN WITNESS WHEREOF, the undersigned has hereunto signed his name and affirms that the statements made in this Amended and Restated Certificate of Incorporation are true under the penalties of perjury this 11th day of September, 2014.

TYME TECHNOLOGIES, INC.

/s/ Peter de Svastich
By:	Peter de Svastich
President